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                                                                   EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated March 7, 2002, accompanying the consolidated financial statements and schedules of Countrywide Financial Corporation (formerly known as Countrywide Credit Industries, Inc.) and Subsidiaries appearing in the Annual Report on Form 10-K for the ten-month transition period ended December 31, 2001, which is incorporated by reference in this Registration Statement on Form S-3 (the "Registration Statement"). We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP



Los Angeles, California
March 13, 2003